UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

MARKET & RESEARCH CORP.
(Name of Small Business Issuer in its charter)

Delaware	68-0652656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Wright Street, Suite 220, Westport, Connecticut	06880
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (203) 226-6660

Copies of all communications to:
Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, Connecticut  06904
(203) 462-7500

Securities to be registered pursuant to Section 12(b) of the Act:

None
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value per share
(Title of Class)

PART I

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements of Market & Research Corp. (the “Company”) included in this Report are "forward-looking statements." Forward-looking statements include statements about the business strategies of Market & Research Corp. and other statements that are not historical facts. The words "anticipate," "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are also intended to identify forward-looking statements, but some of these statements may use other phrasing. These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	we may be unable to implement key elements of our business strategy;

•	we may have insufficient capital to acquire additional businesses;

•	we may be unable to retain key personnel;

Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

Item 1.  Business

Market & Research Corp. is currently a dormant company with no revenues or operations.

History

The Company, which was incorporated November 10, 1994, was a manufacturer, designer, importer and wholesaler of men's shoes. In 1999, the Company ceased all operations and has remained in a dormant state. The Company has identified certain investments and is in the process of securing funds to acquire those investments and commence operations. There is no guarantee that the Company will secure the necessary financing to operate or to acquire assets.

On October 17, 2005, a majority of shareholders passed a resolution to increase the number of authorized common shares to 250,000,000. On January 30, 2006 the holders of a majority of the outstanding common stock of the Company passed a resolution to increase the number of authorized common shares from 250,000,000 to 1,500,000,000 and to lower the par value from $0.01 to $0.001. The purpose of these resolutions was to create a sufficient number of shares of common stock to allow the Company to settle its last remaining liability and to commence operations.

On March 28, 2006 the Company acquired all the stock of LifeHealthCare, Inc. (“LHC”) a Delaware corporation by issuing 600,000,000 shares of the Company’s common stock. LHC’s value was set at $1,200,000 based on the market value of the Company’s shares issued. LHC focused on the dental and healthcare marketplace. LHC has no revenue and will require a significant amount of financing in order to commence operations. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. There is no certainty that even with financing, LHC will be able to commence operations or obtain profitable status. Management has primarily focused its attention on the reorganization of the Company in order to prepare it for capital raising activities. Neither company has devoted its attention to financial planning, raising capital, research and development or any other activities that would be associated with the start up of operations. As such, the companies do not qualify for classification as development stage accounting.

On December 18, 2007 the Company filed a Schedule 14(c) with the Security and Exchange Commission announcing the approval by a majority of shareholders of the following, which became effective on April 21, 2008:

•	A reverse stock split of 150:1. As a result of the reverse split, the number of authorized and issued shares of common stock will be reduced to 9,990,751 from 1,498,612,518.

•	A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000.

Recent Transactions

InMarketing Transaction. On November 12, 2007, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Andrew Perlmutter and David Weiss (collectively, the “InMarketing Shareholders”).

The consummation of the stock purchase pursuant to the Purchase Agreement (the “InMarketing Stock Purchase”) is subject to certain conditions set forth in the InMarketing Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the InMarketing Stock Purchase, the Company will purchase, and the InMarketing Shareholders will sell, all of the shares (the “InMarketing Shares”) of InMarketing Corp., a New Jersey corporation (“InMarketing”), to the Company.

InMarketing is in the business of designing proprietary software that provides a unique database-driven program to help companies build employee sales and recognition programs and customer loyalty and service award programs. InMarketing provides this service to Fortune 500 customers in the insurance, fast food, business service and pet food industries.

The Company will purchase the InMarketing Shares for $6,121,185.00. Fifty percent (50%) of the purchase price will be paid upon the closing of the InMarketing Stock Purchase, twenty-five percent (25%) will be paid after one year and the last twenty-five percent (25%) will be paid after two years to the InMarketing Shareholders. The InMarketing Shareholders have the right to convert the final 25% payment into common stock of the Company. Upon the closing of the InMarketing Stock Purchase, the InMarketing Shares will be held in escrow until the purchase price has been paid in full.

Aspen Transaction. As of November 5, 2007, the Company entered into a Stock Purchase Agreement (the “Aspen Purchase Agreement”) with Frank H. Schaller, Robert E. Hall, Paul K. Cowhig III, Matthew A. Lambert, and Sherrie L. Smith (collectively, the “Aspen Shareholders”).

The consummation of the stock purchase pursuant to the Aspen Purchase Agreement (the “Aspen Stock Purchase” is subject to certain conditions set forth in the Aspen Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Aspen Stock Purchase, the Company will purchase, and the Aspen Shareholders will sell, all of the shares (the “Aspen Shares”) of Quantum Research Services, Inc., d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”), to the Company.

Aspen specializes in both research field services of data gathering to be used to test advertising effectiveness, new product surveys, customer service tracking and focus group recruiting and setup. Aspen maximizes its research questionnaire through its proprietary Q.ReviewTM. Aspen also works in the circulation industry for new and renewal subscriptions for business-to-business controlled circulation publications.

The Company will purchase the Aspen Shares for $2,041,976.00. Fifty percent (50%) of the purchase price for the Aspen Shares will be paid upon the closing of the Aspen Stock Purchase, twenty-five percent (25%) will be paid after one year and the last twenty-five percent (25%) will be paid after two years to the Aspen Shareholders, each pursuant to promissory notes. The Aspen Shareholders also have the right to convert the final 25% payment into common stock of the Company. At closing, the promissory notes shall be secured by the Company’s pledge of the Aspen Shares.

Precision Transaction. On April 30, 2008, the Company entered into a Purchase and Sale of Assets Agreement (the “Precision Purchase Agreement”) with Precision Opinion, Inc., a Nevada corporation (“Precision”), and James Medick, Michael France, and Edward Wilson, being all of the shareholders of Precision (collectively, the “ Precision Shareholders”).

The consummation of the purchase by the Company of substantially all of Precision’s assets, properties and contractual rights (the “Precision Assets”) pursuant to the Precision Purchase Agreement is subject to certain conditions set forth in the Precision Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing, the Company will purchase, and Precision will sell, all of the assets of Precision to the Company.

Precision is a CATI (computer assisted telephone interviewing) equipped phone room that includes web-based CAWI (computer assisted web interviewing) data collection. Precision has also developed its own copyrighted Precision Web to use for the internet survey market. Precison’s clients are concentrated in the healthcare, entertainment and political polling industries.

The Company will purchase the Precision Assets for five times the Precision earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2009 payable 50% in cash and 50% in common stock of the Company payable on January 31, 2010. Of the cash portion of the purchase price, $600,000 will be paid at the Precision closing and the balance will be paid by January 31, 2010. Upon the closing, the Company will enter into an employment agreement with James Medick.

Once the acquisitions are completed, the Company will have two operating divisions: (1) a market research division and (2) an employee incentive division. The market research division will consist initially of the Precision and Aspen acquisitions and the incentive division will consist initially of the InMarketing acquisition.

The Company has retained investment bankers to raise the necessary capital with an appropriate structure to fund the three acquisitions. If consummated, these acquisitions will have a strong impact on the Company by providing the Company with an estimated $22,100,000 in sales with a $1,400,000 EBITDA and provide the basis to make further acquisitions in both the market research and employ incentive industries.

Description of Our Subsidiary

The Company has one subsidiary, LifeHealthCare, Inc., at this time. LifeHealthCare, Inc. has not commenced operations.

Employees

As of July 1, 2008, the Company had no employees.

The Company cannot be assured of being able to attract qualified employees in the future.

Item 1A. Risk Factors

Risk Factors

We have a limited operating history and a history of substantial operating losses and we may not be able to continue our business.

We have a history of substantial operating losses. For the year ended September 30, 2007, our net loss was $1,627,543. We have historically experienced cash flow difficulties primarily because our expenses have exceeded our revenues. We expect to incur additional operating losses for the immediate near future. These factors, among others, raise significant doubt about our ability to continue as a going concern. If we are unable to generate sufficient revenue from our operations to pay expenses or we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected.

We will need additional financing in order to continue our acquisitions and operations which we may not be able to raise.

We will require additional capital to finance our future acquisitions and operations.  We can provide no assurance that we will obtain additional financing sufficient to meet our future needs on commercially reasonable terms or otherwise.  If we are unable to obtain the necessary financing, our business, operating results and financial condition will be materially and adversely affected.

We have no employees and our success is dependent on our ability to retain and attract consultants to operate our business and there is no assurance that we can do so.

As discussed above, as of August 1, 2008, we have no employees and utilize the services of consultants.  They are not otherwise prohibited from terminating their consulting relationship with the Company. The loss of the knowledge and management and industry expertise of any of these key consultants could have a material adverse impact on our future prospects. Once we are sufficiently capitalized, we will need to recruit new executive managers and hire employees to help us execute our business strategy and help manage the growth of our business. Our business could suffer if we were unable to attract and retain additional highly skilled personnel or if we were to lose any key personnel and not be able to find appropriate replacements in a timely manner.

Our performance depends on market acceptance of our future services and products and we cannot be sure that these services and products are commercially viable.

We expect to derive a substantial portion of our future revenues from the sales of our services and products that are either in the pre development phase or to be acquired. Although we believe our products, services and technologies will be commercially viable, there is no guarantee that they will be successful.  If markets for our products fail to develop, develop more slowly than expected or are subject to substantial competition, our business, financial condition and results of operations will be materially and adversely affected.

We depend on strategic marketing relationships and if we fail to maintain or establish them, our business plan may not succeed.

We expect our future marketing efforts will focus in part on developing business relationships with distributors that will market our products to their customers. The success of our business depends on selling our products and technologies to a large number of distributors and retail customers.

Litigation concerning intellectual property could adversely affect our business.

We rely on a combination of trade secrets, trademark law, contractual provisions, confidentiality agreements and certain technology and security measures to protect our trademarks, license, proprietary technology and know-how.  However, we can provide no assurance that competitors will not infringe upon our rights in our intellectual property or that competitors will not similarly make claims against us for infringement.  If we are required to be involved in litigation involving intellectual property rights, our business, operating results and financial condition will be materially and adversely affected.

It is possible that third parties might claim infringement by us with respect to past, current or future technologies.  We expect that participants in our markets will increasingly be subject to infringement claims as the number of services and competitors in our industry grows.  Any claims, whether meritorious or not, could be time-consuming, result in costly litigation and could cause service upgrade delays or require us to enter into royalty or licensing agreements.  These royalty or licensing agreements might not be available on commercially reasonable terms or at all.

Defects in our products may adversely affect our business.

Complex technologies such as the technologies developed by us may contain defects when introduced and also when updates and new products are released. Our introduction of technology with defects or quality problems may result in adverse publicity, product returns, reduced orders, uncollectible or delayed accounts receivable, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, financial condition and results of operations.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of the shares of common stock. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

There are a significant number of estimates associated with the preparation of our financial statements.

In order to prepare the financial statements for our Company, management must make numerous estimates. Some of the estimates include estimated lives of fixed assets, various estimates needed to determine the recoverability of goodwill or intangible assets as well as other computations used to prepare the financial statements. These estimates can have a material effect on the financial statements.

Our stock price can be extremely volatile.

There can be no assurance that an active public market will develop for our common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Trading may be sporadic because our common stock is not listed on Nasdaq or a stock exchange, and stockholders may have difficulty reselling their shares.

Trading in our common stock is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. Moreover, the pink sheets is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on the Nasdaq or on an exchange.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We do not expect to pay dividends on our common stock.

We have not declared dividends on our common stock since our incorporation and we have no present intention of paying dividends on our common stock.

MANY OF THESE RISKS AND UNCERTAINTIES ARE OUTSIDE OF OUR CONTROL AND ARE DIFFICULT FOR US TO FORECAST. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.

Item 2. Financial Information

Because the Company has been dormant and has recognized no revenue for the last two fiscal years and the period since that time, disclosure required by this Item is not applicable.

For information about proposed acquisitions by the Company and plans to fund those transactions, see “Business,” above.

Item 3. Description of Property

The Company’s principal executive offices are located at 10 Wright St, Suite 220 Westport CT 06880. The Company leases its space from Surrey Associates, LLC, a related party, at no cost. As the Company has no employees, the office is primarily for mail and phone calls. There is an estimate of $5,000 per year for the value for the space included in the financial statements.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the common stock ownership of (i) each person known by the Company to be the beneficial owner of five percent or more of the Company’s issued common stock, (ii) each director individually and (iii) all officers and directors of the Company as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial. No stock options have been issued. The address of each owner who is an officer or director is in care of the Company at 10 Wright Street, Suite 220, Westport, CT 06880

(i)	Beneficial owners of 5% or more of Company’s issued common stock

Title of Class	Name of Beneficial Owner	Number of Shares	Percent of Class
Common Stock	Martin Licht	4,000,000	16.72%
Common Stock	Gary Stein	2,000,000	8.36%

(ii)	Directors

Title of Class	Name of Beneficial Owner	Number of Shares	Percent of Class
Common Stock	Martin Licht	4,000,000	16.72%
Common Stock	Gary Stein	2,000,000	8.36%
Common Stock	Steven Kessler	508,000	0.73%
Common Stock	Alberto Salvucci	583,000	1.05%
Common Stock	Mark Lazar	1,000,000	4.18%

(iii)	Officers and Directors

Title of Class	Number of Shares	Percent of Class
Common Stock	7,656,639	29.24%

Item 5. Directors, Executive Officers, Promoters and Control Persons.

B.  Directors and Executive Officers

The Company’s directors and executive officers, their ages and present position are as follows:

Name	Age	Positions
Martin Licht Licht	66	Executive Vice President, Director
Gary Stein	58	President, Director, Secretary
Mark Lazar	55	Director
Alberto Salvucci	52	Director
Steven Kessler	61	Director
John Grippo	52	Chief Financial Officer

Gary Stein

Mr. Stein joined the Company as President, Director and Secretary December 1, 2007. Mr. Stein is an attorney with more than 30 years business and corporate experience. From 1993 to present Mr. Stein has been self-employed with DB Capital, where he has advised numerous small emerging growth companies, taking senior financial and legal management positions when necessary, the raising of capital, both equity and debt and advising these companies as to mergers and acquisitions in the interest of the company’s shareholders. Mr. Stein has advised these companies in raising in excess of $80,000,000 in permanent equity financing. From 1995 through 2000 Mr. Stein was CFO and CAO for Pinnacle Technologies, Inc. a leading provider of IT staffing for government and Fortune 500 companies. Mr. Stein is a graduate of Capital University receiving both a B.A. in 1971 and J.D degree in 1974.

Martin Licht

Martin Licht joined the company as Chief Executive Officer and Director in September 2007. He resigned as Chief Executive Officer and was named as Executive Vice President December 1, 2007 Martin Licht is a practicing attorney with more than thirty five years of diversified legal experience. From 1979 through 1994 Mr. Licht was affiliated with the law firm of Hertzfeld & Rubin PC, where the directed the firm’s real estate law practice. Mr. Licht served as a member of the law firm of Gallet, Dryer & Berkey from 1995 through 1997. Since 1997 Mr. Licht has been self-employed and is a specialist in mergers and acquisitions, public financings, and real estate matters, having directed approximately two hundred twenty five real estate transactions, public offerings and private placements. Mr. Licht is a graduate of New York University and received LLB and J D Degrees from Brooklyn Law School in 1967.

Alberto Salvucci

Alberto Salvucci has be a member of the Board since January 1997. Mr. Salvucci has been the President of the Company since 1988 until 2007. He has provided design, production and production control services to the Company since its inception.

Mark Lazar

Mark Lazar joined the Company as a director in June of 2006. For the last ten years, he has been the CEO of Lazar Equities, a direct owner and property manager of mixed use, industrial and residential properties in Montreal and New York.

Steven Kessler

Steven Kessler joined the Company in 2006 as President. Mr. Kessler is an independent financial consultant with more than 20 years of experience in the investment industry. He is a co-founder, President and Chief Executive Officer of Advanced Respiratory Technologies, Inc., a privately held medical technology company and is the President of Strategic Resources. Mr. Kessler has provided various financial and investor relations services to emerging public companies. Mr. Kessler also formerly held senior staff positions at Manufacturers Hanover Trust Company and began his career as an accountant at Alexander Grant & Company. Mr. Kessler graduated from Brooklyn College of the City University of New York with a Bachelors of Science Degree in Accounting.

John Grippo

John Grippo joined the Company in 2006 as Chief Financial Officer. Mr. Grippo has been the president of his own financial management practice, John Grippo, Inc. since 2000. His firm provides services as the CFO to small to mid-sized public and private companies and also provides other related accounting and consulting services. Prior to that, Mr. Grippo served for ten years as a Chief Financial Officer to companies in housewares, electric vehicles and financial services industries. He worked for five years as an auditor with Arthur Andersen, LLP, followed by seven years in various accounting positions in the financial services industry. He is a member of the New York Society of Certified Public Accountants.

Board of Directors

Each of the directors of the Company holds office until his successor is elected or until his death, resignation or removal. Officers hold office until the meeting of the Board of Directors following each Annual Meeting of Stockholders and until their successors have been chosen and qualified. The Company has not held an annual meeting since June 6, 1997. The Company intends to hold an annual meeting as soon as is practical.

Audit Committee of the Board of Directors

The Board of Directors shall create a separate audit committee. Currently, none of the Company’s directors qualifies as a “financial expert” pursuant to Item 401 of Regulation S-B. The Company has not sought to add a director to its board who qualifies as a “financial expert” because although the Company believes it would be desirable to have a financial expert on its audit committee, the costs of retaining such an expert would be prohibitive, given the Company’s resources at this time. Currently, the Board of Directors acts in the capacity of the Audit Committee.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Company, and persons who beneficially own more than 10% of the common stock, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and furnish copies of those reports to the Company. Each of the executive officers and directors and persons who beneficially own more than 10% of the common stock of the Company were delinquent in filing a form 3 and/or 4 during the fiscal year.

Code of Ethics

The Company’s Board of Directors adopted a Code of Ethics which applies to all of the Company’s directors, executive officers and employees. A copy of the Code of Ethics is available upon request to the Company’s counsel at Robinson & Cole, LLC 695 East Main St. Stamford CT 06904-2305

Item 6. Executive Compensation.

The Company has not paid any compensation to its executive officers or directors during the last three fiscal years.

Name and Principal Position(s) (a)	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Annual Compensation	Total
Gary Stein,	2007	$0	$-0-	$-0-	$0	$-0-	$-0-	$0	$0
Chairman and CEO	2006	$0	$-0-	$-0-	$-0-	$-0-	$-0-	$0	$0

Marty Licht,	2007	$0	$0	$-0-	$0	$-0-	$-0-	$0	$0
Vice President	2006	$0	$-0-	$-0-	$-0-	$-0-	$-0-	$0	$0

John Grippo,	2007	$0	$0	$0	$0	$0	$0	$0	$0
Chief Financial Officer	2006	$0	$0	$0	$0	$0	$0	$0	$0

Stock Issued in fiscal 2006 and 2007

Steven Kessler was issued 673,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant. Mr. Salvucci, Mr. Stein and Mr. Lazar were each issued 333,333 shares of common stock in fiscal 2006. The shares were issued for servicing as a board member for fiscal 2007.

John Grippo was issued 173,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant prior to being named Chief Financial Officer.

Martin Licht and certain other parties were issued 1,295,976 shares of common stock in fiscal 2006. The shares were issued in exchange for debt and accrued interest owed by the Company to Mr. Licht. The Company issued 4,000,000 shares of common stock to Mr. Licht in return for all the common shares of LifeHealthCare, Inc.

No common shares were issued in fiscal 2007.

Options Granted in Fiscal 2006 and 2007

None.

Options Granted

Name	Number of Securities Underlying Options	Percent of Total to Employees in Fiscal Year	Per Share Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term
					5%	10%
None

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

During the fiscal year ended September 30, 2007 no options were exercised by any of the Company’s executive officers. There are no unexercised options outstanding as of September 30, 2007.

Director Compensation

The Company’s directors do not receive fixed compensation for their services as directors.

Item 7. Certain Relationships and Related Transactions and Director Independence.

The Company paid an obligation to Martin Licht (currently the Company’s director and Executive Vice President) of $485,985 through the issuance of 1,295,976 shares of common stock on November 7, 2005. The obligation was for $252,780 plus $233,205 in accrued interest at a rate of 10.26%. The obligation related to legal services rendered to the Company. The Company valued the stock at $485,991 that was given in exchange for the obligation based on $0.0025 per share.

On March 28, 2006, the Company acquired LifeHealthCare, Inc. (LHC) a Delaware corporation from Martin Licht (currently the Company’s director and Executive Vice President) for 4,000,000 shares of common stock.  The value of the stock on March 28, 2006 was $1,200,000.

Item 8. Legal Proceedings

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Other Shareeholder Matters

The common stock was suspended from trading on the Nasdaq National Market because the Company had no assets. Since its stock was delisted, the common stock has been traded on the “pink sheets” or over-the-counter-market under the symbol MTRE.PK. The “pink sheets” is an over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets” are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market. The following table sets forth, for the periods indicated the high and low closing sales prices for our common stock.

	High	Low

Common Stock Fiscal 2006
1st Quarter	$.0027	$.0010
2nd Quarter	$.0055	$.0020
3rd Quarter	$.0030	$.0007
4th Quarter	$.001	$.0003

Common Stock Fiscal 2007
1st Quarter	$.0005	$.0002
2nd Quarter	$.0008	$.0002
3rd Quarter	$.0007	$.0003
4th Quarter	$.0015	$.0003

The closing price of our common stock on August 13, 2008 was $.30.

As of July 1, 2008, there were approximately 140 holders of record of common stock.

The Company has never declared or paid any cash dividends on the common stock. The Company does not anticipate declaring or paying any dividends on the common stock in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business.

Equity Compensation Plan Information

The Company does not maintain any stock option or other equity compensation plan at the date hereof.

Item 10. Recent Sales of Unregistered Securities.

Steven Kessler was issued 673,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant. Mr. Kessler assigned all those shares to Mr. Licht in 2007. Mr. Salvucci, Mr. Stein and Mr. Lazar were each issued 333,333 shares of common stock in fiscal 2006. The shares were issued for servicing as a board member for fiscal 2007.

John Grippo was issued 173,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant prior to being named Chief Financial Officer.

Martin Licht and certain other parties were issued 1,295,976 shares of common stock in fiscal 2006. The shares were issued in exchange for debt and accrued interest owed by the Company to Mr. Licht. The Company issued 4,000,000 shares of common stock to Mr. Licht in return for all the common shares of LifeHealthCare, Inc.

The following shares of common stock were issued in May of 2008 the following individuals for services rendered to the Company:

Anthony Welsh	50,000
John Grippo	166,666
Steven Kessler	333,333
Alberto Salvucci	333,333
Joy Stein	2,000,000
Michael Swick	150,000
Racheal Meunier	50,000
Mathers Associates	300,000
Susquehana Holdings Corp.	300,000
Norbert Zeelander	400,000
Marvin Jacobs	150,000
4,233,332

All shares of common stock issued by the Company were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 11.  Description of Registrant’s Securities to be Registered.

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, as amended.

Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, $.001 par value per share.

Voting Rights

The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of our common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any of our preferred stock then outstanding. Dividends consisting of shares of our common stock may be paid to holders of shares of our common stock.

Other Rights

In the event of our liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any of our preferred stock then outstanding, the holders of shares of our common stock are entitled to share ratably in all assets available for distribution. Holders of shares of our common stock have no preemptive rights or rights to convert their shares of our common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further shareholder action, to issue from time to time, preferred stock in one or more series and for such consideration as may be fixed from time to time by our board of directors. Our board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Prior to the issuance of each series of preferred stock, our board will adopt resolutions creating and designating the series as a series of preferred stock. The board of directors may, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock.

Item 12. Indemnification of Officers and Directors.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

• Any breach of their duty of loyalty to us or our shareholders;
• Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• Any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors and officers for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

MARKET & RESEARCH CORP. AND SUBSIDIARY
Formerly known as
CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
TABLE OF CONTENTS

PAGE

Report of Registered Independent Public Accounting Firm	F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Stockholders’ Equity (Deficit)	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 – F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Market & Research Corp.
Westport, CT

We have audited the accompanying consolidated balance sheet of Market & Research Corp. and Subsidiary (the “Company”) as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended September 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Market & Research Corp. and Subsidiary at September 30, 2007 and 2006 and the results of their operations and their cash flows for the years ended September 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, Market & Research Corp. and Subsidiary has suffered recurring losses due to lack of operations, current liabilities exceed current assets and an accumulated deficit. These matters raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Sobel and Co., LLC
Sobel & Co., LLC
Certified Public Accountants
Livingston, NJ
January 14, 2008
(except for Note 9, as to which date is August 14, 2008)

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30,

	2007	2006
ASSETS
Current assets:
Prepaid	$18,273	$348
Total current assets	18,273	348

Other assets:
Deposit	2,200	2,200
Intellectual property, net of amortization	85,000	95,000
Goodwill	-	1,169,199
Patent related costs	11,730	6,730
Total other assets	98,930	1,273,129
Total Assets	$117,203	$1,273,477
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued liabilities	$93,928	$32,870
Due to officer	195,429	85,218
Total current liabilities	289,357	118,088
Total Liabilities	289,357	118,088

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Preferred Stock, $.01 par value; authorized 1,500,000 shares; no shares issued	—	—
Common stock, $.01 par value,150,000,000 shares authorized; 9,991,072 shares issued and outstanding	99,910	99,910
Prepaid expenses	-	(300,000)
Additional paid-in capital	18,734,196	18,734,196
Accumulated deficit	(19,006,260)	(17,378,717)
Total Stockholders’ (Deficit) Equity	(172,154)	1,155,389
Total Liabilities and Stockholders’ Equity (Deficit)	$117,203	$1,273,477

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
Revenues	$0	$0
Professional fees	122,151	1,107,043
Impairment loss	1,169,199	-
General & administrative expenses	336,193	13,623
Total selling, general and administration expenses	1,627,543	1,120,666
Net loss before income tax	(1,627,543)	(1,120,666)

Provision for income taxes	-	-

Net loss	$(1,627,543)	$(1,120,666)

Loss Per Share – Basic and Diluted:
	$(0.16)	$(0.21)

Weighted Average Common Stock Outstanding:
	9,991,072	5,303,724

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

				Additional
	Common Stock		Prepaid	Paid-in	Accumulated
	Shares	Amount	Expenses	Capital	Deficit	Total
Balance, October 1, 2005	292,582	$2,925	$-	$15,764,141	$(16,258,051)	$(490,985)
Shares issued for debt relief	1,295,9764	12,960		473,025		485,985
Shares issued for acquisition of LifeHealthCare, Inc.	4,00,000	40,000		1,160,000		1,200,000
Issuance of common stock for services	4,402,514	44,025	(300,000)	1,337,030		1,081,055
Net loss for the year ended September 30, 2006					(1,120,666)	(1,120,666)

Balance, September 30, 2006	9,991,072	99,910	(300,000)	18,734,196	(17,378,717)	1,155,389

Amortization of prepaid expenses			300,000			300,000

Net loss for the year ended September 30, 2007					(1,627,543)	(1,627,543)

	9,991,072	$99,910	$-	$18,734,196	$(19,006,260)	$(172,154)

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities:
Net loss	$(1,627,543)	$(1,120,666)
Impairment loss - Goodwill	1,169,199	-
Shares issued for services	300,000	1,081,056
Amortization of intellectual property	10,000	5,000
Changes in assets and liabilities
Increase in Patent and CE related costs	(5,000)	-
Increase in prepaid expenses	(17,925)	(348)
Increase in accrued liabilities	61,058	29,870
Net Cash Used in Operating Activities	(110,211)	(5,088)

Cash Flows from Financing Activities:
Proceeds from officer	110,211	5,088
Net Cash Provided by Financing Activities	110,211	5,088

Net Change in Cash	-	-

Cash and Cash Equivalents, Beginning	0	0

Cash and Cash Equivalents, Ending	$0	$0

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$-	$-
Cash Paid during the year for income taxes	$-	$-
Non-Cash Financing and Investing Activities:
Shares issued for debt relief	$—	$486,985
Shares issued in advance for services	$—	$300,000
Shares issued for the acquisition of LifeHealthCare, Inc.	$—	$1,200,000

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES OF THE GROUP

The Company, which was incorporated November 10, 1994, was a manufacturer, designer, importer and wholesaler of men's shoes. Beginning in 1999, the Company ceased all operations and has remained in a dormant state since such date. Recently, the company began taking steps to commence operations. The company has identified certain investments and is in the process of securing funds to acquire those investments and commence operations. There is no guarantee that the company will secure the necessary financing to acquire or operate the assets. Management has primarily focused its attention on the reorganization of Market & Research Corp. in order to prepare the Company for capital raising activities. Neither the parent company nor the subsidiary has devoted its attentions to financial planning, raising capital, research and development or any other activities that would be associated with the start up of operations. As such, neither company qualifies for classification for development stage accounting.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and incorporate the following significant accounting policies:

Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company considers, when applicable, the fair value of the cash equivalents, receivables, accounts payable and accrued liabilities approximate carrying value based on the short term nature of the instruments.

Goodwill

The Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. Goodwill and other intangible assets with indefinite lives must be tested for impairment on an annual basis. The Company performs this annual impairment test at fiscal year end for goodwill.

SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential goodwill impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value. SFAS 142 also requires the Company to compare the fair value of an intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized. Fair values for goodwill and other indefinite-lived intangible assets are determined based on discounted cash flows or market multiples as appropriate.

The Company's goodwill represents the excess acquisition cost over the fair value of the tangible and identified intangible net assets of LifeHealthCare, Inc. acquired in 2006. For the year ended September 30, 2007, the Company applied what it believes to be the most appropriate valuation methodology for the reporting unit. If the Company had utilized different valuation methodologies, the impairment test results could differ. Management determined that goodwill was fully impaired for the year ended September 30, 2007.

Intangible Assets

Intangible assets, excluding goodwill, are stated on the basis of cost and are amortized on a straight-line basis over estimated life of ten years. Intangible assets with indefinite lives are not amortized but are evaluated for impairment annually unless circumstances dictate otherwise. Management periodically reviews intangible assets for impairment based on an assessment of undiscounted future cash flows, which are compared to the carrying value of the intangible assets. Should these cash flows not equate to or exceed the carrying value of the intangible, a discounted cash flow model is used to determine the extent of any impairment charge required. For the years ended September 30, 2007 and 2006 the amortization expense on intangible assets amounted to $10,000 and $5,000, respectively. The patent costs relate to a patent application. The patent has not been granted. When the patent is granted, the amount will be amortized. If the application is denied, the amount will be written off.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment." This standard replaced SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The standard requires companies to recognize all share-based payments to employees, including grants of employee stock options, in the financial statements based on their fair values on the grant date and is effective for annual periods beginning after June 15, 2005. There were no employee stock options granted, outstanding or vested in fiscal 2007 or 2006. Accordingly, the Company recognized expense of $0 for the years ended September 30, 2007 and 2006 for employee stock options. Stock issued to non-employees is recorded at the time of issue based on trading value of the stock. The Company issued 4,402,514 common shares for services in the year ended September 30, 2006. The shares were valued at the trading value at the time of issuance or $1,381,055.

Income Taxes

The Company accounts for its income taxes using SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income (Loss) Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares which includes the dilutive effect of stock options and warrants. Dilutive potential common shares for all periods presented are computed utilizing the treasury stock method. There were no stock options or warrants outstanding during the reporting periods. There were no common stock equivalents outstanding during fiscal 2006 or fiscal 2007.

Capital Structure and Security Rights

Common Stock - The Company was initially authorized to issue 50,000,000 shares of common stock, par value $.01 per share. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidations rights. On October 17, 2005, a majority of shareholders passed a resolution to increase the number of authorized common shares to 250,000,000. On January 30, 2006 the holders of a majority of the outstanding common stock of the Company passed a resolution to increase the number of authorized common shares from 250,000,000 to 1,500,000,000 and to lower the par value from $0.01 to $0.001. The purpose of these resolutions was to create a sufficient number of shares of common stock to allow the Company to settle its last remaining liability and to commence operations.

On December 18, 2007 the Company filed a Schedule 14(c) with the Securities and Exchange Commission announcing the approval by a majority of shareholders of the following:

A reverse Stock split of 150:1. As a result of the reverse split, the number of authorized and issued shares of common stock will be reduced to 9,991,072 from 1,498,612,518. A record date and an effective date of September 3, 2008 for the stock split was subsequently determined by the board of directors.

A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000. The effective date of the reduction has not been determined by the board of directors and have not been reflected in these financial statements.

An amendment to change the name of the Company from Cable & Co. Worldwide, Inc. to Market & Research Corp.

Recently Issued Accounting Standards

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which, among other things, requires applying a "more likely than not" threshold to the recognition and derecognition of tax positions. The Company has not filed its tax returns for several years, however, given the lack of revenues and the losses experienced management has determined that there is limited likihood that the Company will take a tax position that under examination would result in a liability or asset. Therefore the adoption of FIN48 is not expected to have an effect on the results of operations or financial position of the Company.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 ("SFAS No. 154"), "ACCOUNTING CHANGES AND ERROR CORRECTIONS." This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods' financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, "ACCOUNTING CHANGES," which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management has adopted these provisions.

In February 2006, the FASB issued SFAS Statement No. 155, "ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS--AN AMENDMENT OF FASB STATEMENTS NO. 133 AND 140" ("SFAS 155"). This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "APPLICATION OF STATEMENT 133 TO BENEFICIAL INTERESTS IN SECURITIZED FINANCIAL ASSETS." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "FAIR VALUE MEASUREMENTS" ("SFAS 157"). While SFAS 157 formally defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements, it does not require any new fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is required to be adopted effective January 1, 2008 and the Company does not presently anticipate any significant impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, "EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS - AN AMENDMENT OF FASB STATEMENTS NO. 87, 88, 106 AND 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. The funded status of a plan is measured as the difference between plan assets at fair value and the benefit obligation, which is represented by the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans. SFAS 158 requires the recognition, as a component of other comprehensive income, net of tax, of the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost in accordance with existing accounting principles.

Amounts required to be recognized in accumulated other comprehensive income, including gains and losses and prior service costs or credits are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of existing accounting principles. In addition, SFAS 158 requires plan assets and obligations to be measured as of the date of the employer's year-end statement of financial position as well as the disclosure of additional information about certain effects on net periodic benefit cost for the next fiscal year from the delayed recognition of the gains or losses and prior service costs or credits.

The Company is required to adopt those provisions of SFAS 158 attributable to the initial recognition of the funded status of the benefit plans and disclosure provisions as of December 31, 2006. Those provisions of SFAS 158 applicable to the amortization of gains or losses and prior service costs or credits from accumulated other comprehensive income to the net periodic benefit cost are required to be applied on a prospective basis effective January 1, 2007. The Company does not anticipate that the adoption of SFAS 158 will have any impact on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Reclassifications

Certain amounts from prior years have been reclassified to conform to the 2007 presentation.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, has accumulated deficit of approximately, $19,000,000, current assets exceed current liabilities and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. It is management's plan to continue to implement their strategy to commence operations. With the commencement of operations, management believes they will generate sufficient funds to support operations. Officers will continue to support operations as needed for any shortfalls in cash flows.

NOTE 4. INTANGIBLE ASSETS

The components of amortized intangible asset as of September 30, 2007 and 2006 is as follows:

	2007	2006
CE Designation Gross Carrying Amount	$100,000	$100,000
Accumulated Amortization	(15,000)	(5,000)
Net Carrying Amount	$85,000	$95,000
Patent Cost	11,730	6,730
Total Net Carrying Amount	$96,730	$101,730

Amortization expense for intangible assets was $10,000 and $5,000 for the years ended September 30, 2007 and 2006 respectively. The patent costs relate to a patent application. The patent has not been granted. When the patent is granted, the amount will be amortized. If the application is denied, the amount will be written off. The sale of both over the counter and regulated prescriptive and similar medical products and devices in member countries comprising the European Union requires that they are subjected to a rigorous process prior to their approval for marketing. All products, without exception, are required to undergo this rigorous process and if approved receive a “CE” label, which permits their sale in any EU member nation. The capitalized costs noted above are the amounts expended in securing the CE designation for LHC’s emergency dental kit. We account for goodwill and other intangible assets in accordance with SFAS No. 142, which requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually for impairment, or more frequently when events or a change in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to its fair value and assessing the ongoing appropriateness of the indefinite life classification. For goodwill, a two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is considered not impaired, otherwise goodwill is impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit with the carrying amount of goodwill. At September 30, 2007 management determined that there no impairment to the intangible assets. At September 30, 2007, management determined that the entire goodwill balance of $1,169,199 was impaired and was therefore written off to operations.

NOTE 5. ACQUISITION

On March 28, 2006, the Company acquired LifeHealthCare, Inc. (LHC) a Delaware corporation, a startup company focusing on the dental and healthcare marketplace.  The Company issued 4,000,000 shares of Common Stock at $0.30 per share to acquire LHC. LHC was acquired from Martin Licht, the Company’s current executive vice president and former chief executive officer.

The purchase price was allocated on the basis of the estimated fair values of the assets acquired and liabilities assumed which was $1,200,000.  LHC has a product (an emergency dental kit) that is approved for sale in the European Union.    The acquisition was accounted for as a purchase in accordance with SFAS 141. The assets were valued at cost as they had been acquired shortly before the acquisition by LHC.

Acquisition cost	$1,200,000

Net assets acquired:
Current assets	$10,639
CE Designation	100,000
Patent	6,730

Total assets	117,369

Liabilities assumed	(86,568)

Total liabilities	(86,568)

Amount assigned to goodwill	$1,169,199

LHC has no revenues or tangible assets and will require a significant amount of financing in order to commence operations.  The Company does not have access to the necessary financing at this time.  If financing is not obtained, LHC will not be able to commence operations.  As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company had one obligation whose face amount was $252,780 that dated back to 1998 and continued to accrue interest. The amount was due to Martin Licht (currently the Executive Vice President, but at the time he was not affiliated with the Company). The total amount owed at September 30, 2005 including accrued interest was $485,985. The Company settled this obligation, in full on November 7, 2005 through the issuance of stock. On May 19, 2006, the Company issued a total of 3,317,514 shares of common stock to various companies and individuals in exchange for past services rendered on behalf of the Company. On that same date the Company issued 1,000,000 shares of common stock for board of director services to be rendered, in the future, on behalf of the Company. The market value used to value the stock issued was $0.30. Accordingly, $983,254 has been recognized as expense in the statement of operations. The Company also recognized $300,000 in prepaid expenses for services and amortized it over the year ended September 30, 2007.

During the 2007 officer of the Company advanced the Company $110,211 to pay for operating costs. This amount is non-interest bearing, unsecured, and due on demand: however the officer has agreed not to demand payments for one year. The same officer advanced $85,218 to LifeHealthCare, Inc. prior to its being acquired by the Company. The terms of the advance to LifeHealthCare, Inc. are the same as those to the Company.

NOTE 7. INCOME TAXES

The Company last filed its income tax returns for the year 1999. It has not filed tax returns for any period since 1999. The ability of the Company to utilize all or part of its operating tax loss caryforwards or its charitable contribution carryforwards to reduce any tax obligation in the future has not been determined. In addition, at this time, the Company has no operations and no possibility of producing taxable income to utilize any such operating tax loss carryforward or charitable contribution carryforward. For both reasons, no tax asset has been recorded since the Company believes at this time it is more likely than not that that the amounts will not be realized. The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carry forwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate. No provision for income taxes has been recorded due to the net operating loss carryforward of approximately $1,800,000 as of September 30, 2007 that will be offset against further taxable income. No tax benefit has been reported in the financial statements. Under the Internal Revenue Code, generally, expiration of net operating loss carryforwards are twenty-years from when such losses were derived. Additionally, limits may be imposed on the use of such losses based on certain factors, including, but not limited to, a change in stockholders.

Deferred tax assets and the valuation account as of September 30, 2007 and 2006 are as follows:

	2007	2006
Deferred tax asset:
Net operating loss carryforward	$600,000	$455,000
Valuation allowance	(600,000)	(455,000)
	$-	$-

The components of income tax expense are as follows:

	2007	2006
Current Federal Tax	$-	$-
Current State Tax	-	-
Change in NOL benefit	(145,000)	(381,000)
Change in allowance	145,000	381,000
	$-	$-

The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met. These losses are as follows:

	Expiration
Year of Loss	Amount	Date
2000	$28,000	2020
2001	31,000	2021
2002	34,000	2022
2003	38,000	2023
2004	42,000	2024
2005	51,000	2025
2006	1,120,000	2026
2007	455,000	2027

NOTE 8. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Litigation

The Company has been inactive for over eight years. Based on searches performed in various jurisdictions that the Company previously operated in, no asserted or pending litigations were discovered. Inquiries of former officers and directors revealed no known litigation, either pending, suspended or possible. There can be no assurance that there are no potential or possible litigations in the jurisdictions searched or other jurisdictions not searched. Based on currently available information, we believe that there are no pending claims that will have a material adverse effect on the Company’s future operating results or financial position.

NOTE 9. SUBSEQUENT EVENTS

On April 21, 2008, the shareholders approved the following :

A reverse Stock split of 150:1. As a result of the reverse split, the number of authorized and issued shares of common stock will be reduced to 9,991,072 from 1,498,612,518. A record date and an effective date of April 21, 2008 for the stock split was subsequently determined by the board of directors.

A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000. The effective date of the reduction has not been determined by the board of directors and have not been reflected in these financial statements. The par value changed from .001 to .01.

An amendment to change the name of the Company from Cable & Co. Worldwide, Inc. to Market & Research Corp.

Except for the name change, all of these steps are reflected in these financial statements.

On November 12, 2007, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Andrew Perlmutter and David Weiss (collectively, the “Shareholders”).

The consummation of the stock purchase pursuant to the Purchase Agreement (the “Stock Purchase”) is subject to certain conditions set forth in the Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Stock Purchase, the Company will purchase, and the Shareholders will sell, all of the shares (the “Shares”) of InMarketing Corp., a New Jersey corporation (“InMarketing”), to the Company. InMarketing is in the business of designing proprietary software that provides a unique database-driven program to help companies build employee incentive programs.

The Company has agreed to purchase the Shares for $6,121,185. Fifty percent (50%) of the purchase price will be paid upon the closing of the Stock Purchase, and the remaining fifty percent (50%) will be paid to the Shareholders pursuant to certain promissory notes issued by the Company. Upon the closing of the Stock Purchase, the Shares will be held in escrow, until the purchase price has been paid in full.

As of November 5, 2007, the Company entered into a Stock Purchase Agreement (the “Aspen Purchase Agreement”) with Frank H. Schaller, Robert E. Hall, Paul K. Cowhig III, Matthew A. Lambert, and Sherrie L. Smith (collectively, the “Aspen Shareholders”).  Although the agreement to purchase Aspen expired on February 1, 2008, a majority of the Aspen Shareholders have agreed to remain bound to the same terms to be purchased.

The stock purchase pursuant to the former Aspen Purchase Agreement (the “Aspen Stock Purchase” was subject to certain conditions set forth in the Aspen Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Aspen Stock Purchase, the Company had agreed to purchase, and the Aspen Shareholders had agreed to sell, all of the shares (the “Aspen Shares”) of Quantum Research Services, Inc., d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”), to the Company. Aspen is in the business of providing market research services, including: (i) research field services; (ii) circulation - subscription renewal and acquisitions; (iii) sales lead qualification program and specialized services; (iv) relational database creation and list consolidation; and (v) print-to-electronic file conversion.

The Company had previously agreed to purchase the Aspen Shares for $2,041,976. Fifty percent (50%) of the purchase price for the Aspen Shares would have been paid upon the closing of the Aspen Stock Purchase, and the remaining fifty percent (50%) would have been paid to the Aspen Shareholders pursuant to the terms of certain promissory notes (the “Notes”) issued by the Company. At closing, the Notes shall be secured by the Company’s pledge of the Aspen Shares between the Company and the Aspen Shareholders.

On April 30, 2008, the Company entered into a Purchase and Sale of Assets Agreement (the “Purchase Agreement”) with Precision Opinion, Inc., a Nevada Corporation (“Precision”), and James Medick, Michael France, and Edward Wilson, being all of the shareholders of Precision (collectively, the “Shareholders”).

The consummation of the purchase by the Company of substantially all of Precision’s assets, properties and contractual rights (the “Assets”) pursuant to the Purchase Agreement (the “Asset Purchase”) is subject to certain conditions set forth in the Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Asset Purchase, the Company will purchase, and Precision will sell, all of the assets of Precision to the Company. Precision operates a market research and opinion polling business based in Las Vegas, Nevada.

The Company will purchase the Assets for the sum of: (i) Five Hundred Sixty-Eight Thousand Three Hundred and Ten Dollars ($568,310) (the “Initial Payment”); plus (ii) the amount (if any) equal to the additional loans made by the Shareholders to Precision, plus accrued interest on any such loans at the rate of eight percent (8%) per annum, on terms previously and mutually agreed to in writing or by email correspondence by James Medick and Gary Stein, President of the Company, between the date of the Purchase Agreement and the closing of the Asset Purchase; plus (iii) the Earn Out Amount.

By January 30, 2009, the Company shall pay to Precision an additional amount (the “Earn Out Amount”) equal to five times the EBITDA of the Precision Opinion division of the Company for the calendar year 2009 less the Initial Payment and the amount of any loans made to Precision as set forth above. The Earn Out Amount shall be paid one-half in cash and one-half in common shares of the Company’s stock, valued at the average of the bid price for the first ten business days in January, 2010. Upon the closing of the Asset Purchase, the Company will enter into an employment agreement with James Medick and certain other ancillary documents related to the Asset Purchase.

On April 21, 2008, the Company’s Board of Directors conditionally approved the spin off of LHC to the shareholders of the Company. The spin off is conditioned upon the approval of the Securities and Exchange Commission. As of the filing date of this form, the approval of the Security and Exchange Commission had not been received. The Board of Directors also elected a Board of Directors for LifeHealth Care, Inc. to serve when it becomes an independent Company. The Board of Directors also approved the issuance of 8,512,861 shares of LifeHealth Care, Inc. common shares to twelve individuals. These individuals have provided consulting services to LifeHealth Care, Inc.

MARKET & RESEARCH CORP. AND SUBSIDIARY
Formerly known as
CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)
	March 31, 2008	September 30, 2007
	(unaudited)
ASSETS
Current Assets
Cash	$2,095	$-
Deposit	2,200	2,200
Prepaid expense	23,937	-
	28,232	2,200
Long Term Assets
Intangible, net	80,000	85,000
Patent and CE related expenses	11,730	11,730
Total Long Term Assets	$91,730	$96,730
TOTAL ASSETS	$119,962	$117,203

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accrued liabilities	$135,380	$93,928
Due to shareholder	221,011	195,429
	407,391	289,357
Shareholders’ Deficiency
Preferred Stock, $.01 par value; authorized 1,500,000 shares; no shares issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, 9,991,072 issued and outstanding	99,910	99,910
Additional paid-in capital	18,734,196	18,734,196
Accumulated deficit	(19,070,535)	(19,070,535)
Shareholders’ Deficiency	(236,429)	(172,154)
Total Liabilities and Shareholders’ Deficiency	$119,962	$117,203

The accompanying notes are an integral part of these condensed consolidated financial statements

PART II.MARKET & RESEARCH CORP. AND SUBSIDIARY

Formerly known as

PART III.CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Revenues	$0	$0
General & administrative expenses	55,433	80,000
Net loss before income tax	(55,433)	(80.000)

Provision for income taxes	-	-

Net loss	$(55,433)	$(80,000)

Loss Per Share –
Basic and Fully Diluted:	$(0.00)	$(0.00)

Weighted Average Common Stock Outstanding:
Basic and Fully Diluted:	9,991,072	9,991,072

The accompanying notes are an integral part of these condensed consolidated financial statements

PART IV. MARKET & RESEARCH CORP. AND SUBSIDIARY

Formerly known as
PART V.CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Six Months Ended March 31,
	2008	2007
Revenues	$0	$0
General & administrative expenses	64,275	159,300
Net loss before income tax	(64,275)	(159,300)

Provision for income taxes	-	-

Net loss	$(64,275)	$(159,300)

Loss Per Share –
Basic and Fully Diluted:	$(0.00)	$(0.00)

Weighted Average Common Stock Outstanding:
Basic and Fully Diluted:	9,991,072	9,991,072

The accompanying notes are an integral part of these condensed consolidated financial statements

PART VI.MARKET & RESEARCH CORP. AND SUBSIDIARY

Formerly known as

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(UNAUDITED)

	Six Months Ended March 31,
	2008	2007

Cash flow from operating activities:
Net loss	$(64,275)	$(159,300)
Adjustments to reconcile net (loss) to net cash Used in operating activities:
Amortization expense	5,000	5,000
Prepaid expense amortization	-	150,000
Change in assets and liabilities
Increase in prepaid expense	(5,664)
Increase in accrued liabilities	41,452	2,500
Net cash provided by operating activities	(23,487)	(1,800)
Cash flows from investing activities:
Advances for CE designation	-	(5,000)
Net cash used in investing activities	-	(5,000)
Cash flows from financing activities:
Proceeds from shareholder	25,582	6,800
Net cash provided by financing activities	26,582	6,800

Net increase in cash	2,095	0
Cash, beginning of period	-	0
Cash, end of period	$2,095	$0

Supplemental cash flow information:
Cash paid for income tax	$0	$0
Cash paid for interest	$0	$0

 The accompanying notes are an integral part of these condensed consolidated financial statements

MARKET & RESEARCH CORP. AND SUBSIDIARY
Formerly known as
CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. FINANCIAL INFORMATION

Market & Research Corp. ("Research" or the “Company”) was incorporated November 10, 1994.  The Company has been dormant since 1999. During this period the Company had no operations, no revenues and no employees. Recently, the Company began taking steps to commence operations. The Company has identified certain investments and is in the process of securing funds to acquire those investments and commence operations. Although the Company did acquire LifeHealth Care, Inc in May 2006, the Company has not secured the necessary financing to operate the assets or to acquire additional assets.

On October 17, 2005, a majority of shareholders passed a resolution to increase the number of authorized common shares to 250,000,000. The purpose of this resolution was to create a sufficient number of shares of common stock to allow the Company to settle its last remaining liability.

On January 30, 2006 the holders of a majority of the outstanding common stock of the Company passed a resolution to increase the number of authorized common shares from 250,000,000 to 1,500,000,000. The purpose of this resolution was to create a sufficient number of shares of common stock to allow the Company to commence operations and to acquire LifeHealth Care, Inc.

On December 18, 2007 the Company filed a Schedule 14(c) with the Securities and Exchange Commission announcing the approval by a majority of shareholders of the following:

As a result of the reverse split of 1:150, the number of issued and outstanding shares of common stock will be reduced to 9,991,082 from 1,498,612,518. The par value changed from $.0001 to $.01.

A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000.

An amendment to change the name of the Company from Cable & Co Worldwide, Inc. to Market & Research Corp.

Each of these steps has been approved by the board of directors and became effective April 21, 2008, and have been reflected in the financial statements and document.

Between January 1, 2006 and May 13, 2006, the Company issued 8,775,172 shares of common stock in exchange for consulting and other administrative services, the elimination of debt and to acquire LifeHealth Care, Inc. The market value used to value the stock issued ranged from $0.75 to $0.30 for the consulting and board services provided and the acquisition of LifeHealth Care, Inc. The book value of the debt retired was used for the exchange of debt for stock. The stock issued is all restricted stock.

The Company acquired all the outstanding stock of LifeHealth Care, Inc. (LHC) a Delaware corporation on March 28, 2006 in exchange of 4,000,000 shares of common stock. LHC’s value was set at $1,200,000 based on the market value of the Company’s shares issued. The value of LHC is due to the fact that it already has a product (an emergency dental kit) that is approved for sale in the European Union. The life of this asset is indeterminable since the approval has no pre set lifespan. LHC has no revenues and will require a significant amount of financing in order to commence operations. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. There is no certainty that even with adequate financing, LHC will be able to commence operations or obtain profitable status. On April 21, 2008, the Company’s Board of Directors conditionally approved the spin off of LHC to the shareholders of the Company. The spin off is conditioned upon the approval of the Securities and Exchange Commission. As of the filing date of this form, the approval of the Security and Exchange Commission had not been received.

2.   GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, has an accumulated deficit of approximately, $19,000,000, current assets exceed current liabilities and is dependent upon financing to continue operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  It is management's plan to continue to implement their strategy to commence operations. With the commencement of operations, management believes they will generate sufficient funds to support operations.  Officers will continue to support operations as needed for any shortfalls in cash flows.

3. BASIS OF PREPARATION

The unaudited financial statements include all the accounts of the Company.

Pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB, the financial statements, footnote disclosures and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed. The financial statements contained in this report are unaudited but, in the opinion of the Company, reflect all adjustments, consisting of only normal recurring adjustments necessary to fairly present the financial position as of March 31, 2008 and the results of operations and cash flows for the interim periods of the fiscal year ending September 30, 2008 ("fiscal 2008") and the fiscal year ended September 30, 2007 ("fiscal 2007") presented herein. The results of operations for any interim period are not necessarily indicative of results for the full year.

NET LOSS PER SHARE

Basic net income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted net income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding and dilutive potential common shares reflecting the dilutive effect of stock options and warrants. Dilutive potential common shares, stock options and warrants for all periods presented are computed utilizing the treasury stock method, unless the effect of such equivalent shares was anti-dilutive. The Company had no outstanding options or warrants at March 31, 2008.

	Loss (Numerator)	Shares Denominator	Per Share Amount
For the three months ended March 31, 2008:
(Loss) to common stockholders	$(55,433)	9,991,072	$(0.00)

For the three months ended March 31, 2007:
(Loss) to common stockholders	$(80,000)	9,991,072	$(0.00)

	Loss (Numerator)	Shares Denominator	Per Share Amount
For the six months ended March 31, 2008:
(Loss) to common stockholders	$(64,275)	9,991,072	$(0.00)

For the six months ended March 31, 2007:
(Loss) to common stockholders	$(159,300)	9,991,072	$(0.00)

STOCK-BASED COMPENSATION

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (‘APB’) Opinion No. 25, “Accounting for Stock Issued to Employees.” The standard requires companies to expense the fair value of stock option on the grant date and is effective for annual periods beginning after June 15, 2005. In accordance with the revised statement, the expense attributable to stock options granted or vested subsequent to July 1, 2005, was required to be recognized by the Company. The Company has not issued any stock based compensation.

4. RELATED PARTY TRANSACTIONS

The Company has been dormant since 1999. During this dormancy period, only one creditor continued to pursue collection of the amount due to him by the Company. On November 7, 2005 that sole remaining creditor of the Company (Martin Licht, a current Company director and officer) accepted an offer by the Company to convert the entire amount owed, including accrued but unpaid interest, ($485,985) by the Company into common stock. Under this settlement, the Company issued 1,295,976 common shares in full satisfaction of all claims of this creditor. This was the only known outstanding obligation of the Company. We believe that the combination of the extinguishment of debt in June 1999 with this settlement with the final remaining creditor will allow the Company to pursue its efforts to commence operations.

During the six months ended March 31, 2008, Martin Licht, an officer and director of the Company, advanced the Company $13,723 to help pay for operating costs. This amount is unsecured, non-interest bearing, and due on demand.

5. INTANGIBLE ASSETS

The components of amortized intangible asset as of March 31, 2008 and September 30, 2007 is as follows

	March 31, 2008	September 30, 2007
CE Designation Gross Carrying Amount	$100,000	$100,000
Accumulated Amortization	(20,000)	(10,000)
Net Carrying Amount	$80,000	$90,000
Patent and CE related expenses	11,730	11,730
Total Net Carrying Amount	$91,730	$101,730

Amortization expense for intangible assets was $5,000 and $2,500 for the six and three months ended March 31, 2008 and 2007, respectively. The CE and patent costs relate to application costs. Neither the CE designation nor the patent has been granted. When either is granted, the amount will be amortized. If either application is denied, the amount will be written off.

6. ACQUISITION

On March 28, 2006, the Company acquired LifeHealth Care, Inc. (LHC) a Delaware corporation, an early stage company focusing on the dental and healthcare marketplace from Martin Licht, a director and officer of the Company. The Company issued 4,000,000 shares of Common Stock to Martin Licht, the Company’s current director, to acquire LHC at $.30 per share.

The purchase price was allocated on the basis of the estimated fair values of the assets acquired and liabilities assumed which was $1,200,000. LHC has a product (an emergency dental kit) that is approved for sale in the European Union. The life of this asset is indeterminable since the approval has no pre set lifespan. The acquisition was accounted for as a purchase.

Acquisition cost	$1,200,000

Net assets acquired:
Current assets	$10,639
Intellectual property	100,000
Patent	6,730

Total assets	117,369

Liabilities assumed	(86,658)

Net assets	30,711

Amount assigned to goodwill	$1,169,199

LHC has no revenues or tangible assets and will require a significant amount of financing in order to commence operations. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. There is no certainty that even with adequate financing, LHC will be able to commence operations or obtain profitable status.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company evaluates goodwill and intangible assets at least annually for impairment by analyzing the estimated fair value based on the present value of discounted cash flows compared to the net book value. The Company will write off the amount of any goodwill or intangible in excess of its fair value. Management reviewed the goodwill at September 30, 2007 and determined that it was fully impaired and consequently wrote off the entire balance of $1,169,199.

Intangible assets with a definite life are amortized over their legal or estimated useful lives, whichever is shorter. The Company reviews the carrying amounts of intangible assets with a definite life whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances might include changes in technology, significant litigation or other items.

Intellectual property will be amortized over the estimated useful life of ten years.

7. TAXES

Effective October 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS No. 109. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. Upon the adoption of FIN 48, the Company had no unrecognized tax benefits. During the three months ended March 31, 2008, the Company recognized no adjustments for uncertain tax benefits. The Company recognizes interest and penalties, if any, related to uncertain tax positions in selling, general and administrative expenses. No interest and penalties related to uncertain tax positions were accrued at March 31, 2008.

Income taxes are computed using the asset and liability method of accounting. Under the asset and liability method, a deferred tax asset or liability is recognized for estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred income tax assets is adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence, it is more likely than not such benefits will be realized. The Company’s deferred tax assets were fully reserved at March 31, 2008.

The Company has not filed tax returns since 1999. The Company has experienced only losses since 1999. After it files all its delinquent tax returns, the Company expects that it will have no material changes to unrecognized tax positions within the next twelve months.

Upon filing its tax returns, the Company will have net operating loss carryforwards of approximately $1,860,000 available to offset taxable income through the year 2028.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $635,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a valuation allowance of $635,000 at March 31, 2008.

8. COMMITMENTS

On November 12, 2007, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Andrew Perlmutter and David Weiss (collectively, the “Shareholders”).

The consummation of the stock purchase pursuant to the Purchase Agreement (the “Stock Purchase”) is subject to certain conditions set forth in the Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Stock Purchase, the Company will purchase, and the Shareholders will sell, all of the shares (the “Shares”) of InMarketing Corp., a New Jersey corporation (“InMarketing”), to the Company. InMarketing is in the business of designing proprietary software that provides a unique database-driven program to help companies build employee incentive programs.

The Company has agreed to purchase the Shares for $6,121,185. Fifty percent (50%) of the purchase price will be paid upon the closing of the Stock Purchase, and the remaining fifty percent (50%) will be paid to the Shareholders pursuant to certain promissory notes issued by the Company. Upon the closing of the Stock Purchase, the Shares will be held in escrow, until the purchase price has been paid in full.

As of November 5, 2007, the Company entered into a Stock Purchase Agreement (the “Aspen Purchase Agreement”) with Frank H. Schaller, Robert E. Hall, Paul K. Cowhig III, Matthew A. Lambert, and Sherrie L. Smith (collectively, the “Aspen Shareholders”).  Although the agreement to purchase Aspen expired on February 1, 2008, a majority of the Aspen Shareholders have agreed to remain bound to the same terms to be purchased.

The stock purchase pursuant to the former Aspen Purchase Agreement (the “Aspen Stock Purchase” was subject to certain conditions set forth in the Aspen Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Aspen Stock Purchase, the Company had agreed to purchase, and the Aspen Shareholders had agreed to sell, all of the shares (the “Aspen Shares”) of Quantum Research Services, Inc., d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”), to the Company. Aspen is in the business of providing market research services, including: (i) research field services; (ii) circulation - subscription renewal and acquisitions; (iii) sales lead qualification program and specialized services; (iv) relational database creation and list consolidation; and (v) print-to-electronic file conversion.

The Company had previously agreed to purchase the Aspen Shares for $2,041,976. Fifty percent (50%) of the purchase price for the Aspen Shares would have been paid upon the closing of the Aspen Stock Purchase, and the remaining fifty percent (50%) would have been paid to the Aspen Shareholders pursuant to the terms of certain promissory notes (the “Notes”) issued by the Company. At closing, the Notes shall be secured by the Company’s pledge of the Aspen Shares between the Company and the Aspen Shareholders.

On April 30, 2008, the Company entered into a Purchase and Sale of Assets Agreement (the “Purchase Agreement”) with Precision Opinion, Inc., a Nevada Corporation (“Precision”), and James Medick, Michael France, and Edward Wilson, being all of the shareholders of Precision (collectively, the “Shareholders”).

The consummation of the purchase by the Company of substantially all of Precision’s assets, properties and contractual rights (the “Assets”) pursuant to the Purchase Agreement (the “Asset Purchase”) is subject to certain conditions set forth in the Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Asset Purchase, the Company will purchase, and Precision will sell, all of the assets of Precision to the Company. Precision operates a market research and opinion polling business based in Las Vegas, Nevada.

The Company will purchase the Assets for the sum of: (i) Five Hundred Sixty-Eight Thousand Three Hundred and Ten Dollars ($568,310) (the “Initial Payment”); plus (ii) the amount (if any) equal to the additional loans made by the Shareholders to Precision, plus accrued interest on any such loans at the rate of eight percent (8%) per annum, on terms previously and mutually agreed to in writing or by email correspondence by James Medick and Gary Stein, President of the Company, between the date of the Purchase Agreement and the closing of the Asset Purchase; plus (iii) the Earn Out Amount.

By January 30, 2009, the Company shall pay to Precision an additional amount (the “Earn Out Amount”) equal to five times the EBITDA of the Precision Opinion division of the Company for the calendar year 2009 less the Initial Payment and the amount of any loans made to Precision as set forth above. The Earn Out Amount shall be paid one-half in cash and one-half in common shares of the Company’s stock, valued at the average of the bid price for the first ten business days in January, 2010. Upon the closing of the Asset Purchase, the Company will enter into an employment agreement with James Medick and certain other ancillary documents related to the Asset Purchase.

On April 21, 2008, the Company’s Board of Directors conditionally approved the spin off of LHC to the shareholders of the Company. The spin off is conditioned upon the approval of the Securities and Exchange Commission. As of the filing date of this form, the approval of the Security and Exchange Commission had not been received. The Board of Directors also elected a Board of Directors for LifeHealth Care, Inc. to serve when it becomes an independent Company. The Board of Directors also approved the issuance of 8,512,861 shares of LifeHealth Care, Inc. common shares to twelve individuals. These individuals have provided consulting services to LifeHealth Care, Inc.

 Item 14. Changes in and Disagreements with Accountants.

On January 7, 2008, the Board of Directors of Company dismissed the principal accountants for the Company, Chisholm Bierwolf & Nilson LLC, and engaged Sobel & Co., LLC as their new principal accountants. There were no disagreements as to accounting principals or practices. The prior accountant’s report was qualified in the same manner as the current report.

Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of incorporation, including amendments (incorporated by reference from Registration Statement No. 333-3000).

3.2	By laws, including amendments (incorporated by reference from Registration Statement No. 333-3000).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York City, State of New York, on the 14th day of August 2008.

Market & Research Corp.

BY:	/s/ Gary Stein, President
Gary Stein, President